Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Stephen C. Forsyth
203-969-0666 ext. 425
stephen.forsyth@hexcel.com

Media:
Michael W. Bacal
203-969-0666 ext. 426
michael.bacal@hexcel.com

HEXCEL ANNOUNCES CONSUMMATION OF A NEW SENIOR
SECURED CREDIT FACILITY AND OF TENDER OFFER

STAMFORD, Conn.–(BUSINESS WIRE) March 1, 2005–Hexcel Corporation (NYSE/PCX:HXL) today announced the successful consummation of a new $350 million senior secured credit facility led by Deutsche Bank Securities Inc. and Banc of America Securities LLC.  The new senior secured credit facility consists of $225 million term loan and a $125 million revolving loan.  The new facility replaces the Company’s existing $115 million senior secured credit facility.

Mr. David E. Berges, Chairman, CEO & President commented, “In entering into our new senior secured credit facility, Hexcel will be able to complete the debt refinancing by the end of the first quarter that we announced in January.  The new credit facility together with the senior subordinated notes due 2015 that we issued on February 1, 2005 enable the company to refinance almost all of our existing debt and obtain a significant reduction in our cost of debt while extending debt maturities to 2011 and beyond.  Further, the new senior credit facility provides

Hexcel with pre-payable debt that can be repaid as we generate free cash flow to continue our efforts to de-lever our company.  Going forward, these actions will improve earnings, cash flow and interest coverage.”

Hexcel also announced the consummation of its tender offer and consent solicitation with respect to its 9.875% Senior Secured Notes due 2008.  Pursuant to the tender offer, which expired at 11:59 p.m. on February 28, 2005, Hexcel accepted for payment and purchased $125 million of the 9.875% Senior Secured Notes, which represented 100.0% of the total outstanding principal amount of the 9.875% Senior Secured Notes.  The purchases were funded by drawings under the new senior secured term loan.

In addition, Hexcel has called for redemption $100 million face amount of its 9-3/4% Senior Subordinated Notes due 2009 and $19.25 million face amount of its 7% Convertible Subordinated Debentures due 2011.  The redemption price for the 9-3/4% Senior Subordinated Notes is 103.9% plus accrued interest.  The redemption price for the 7% Convertible Subordinated Debentures is 100% plus accrued interest.  The redemption date for each is March 31, 2005.  After the redemption date there will be no 9-3/4% Senior Subordinated Notes or 7% Convertible Subordinated Debentures outstanding.  Hexcel will use borrowings under the term loan and revolving loan of its new senior secured credit facility to finance these redemptions.

As a result of the new senior secured credit facility, the debt redemptions described above and Hexcel’s issuance in February 2005 of its 6.75% Senior Notes due 2015, Hexcel will not have any significant scheduled debt maturities until 2011.

The Company will issue a news release later in March describing its new debt capital structure, the anticipated reductions in future interest expense and providing the non recurring costs it has incurred in the first quarter to affect the refinancing.

Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

Disclaimer on Forward-Looking Statements

This press release contains statements that are forward-looking, including statements relating to the redemption of certain existing debt of Hexcel and the benefits of the refinancing. Actual results may differ materially from the results anticipated in the forward-looking statements due to a variety of factors, including but not limited to difficulties, delays, unexpected costs, the inability of Hexcel to consummate the tender offer and consent solicitation and execute the new senior secured credit facility or changes in the amount or timing thereof. Additional risk factors are described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.

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Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.